Exhibit 99.1

American States Water Company Announces Earnings for the Second Quarter of 2010

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 5, 2010--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings from continuing operations of $0.47 per common share for the second quarter ended June 30, 2010 as compared to basic and fully diluted earnings from continuing operations of $0.64 per common share for the second quarter ended June 30, 2009.

The $0.17 per share decrease in reported diluted earnings from continuing operations for the second quarter of 2010, as compared to the same period of 2009, is due to the following items:

  The water gross margin for subsidiary Golden State Water Company (“GSWC”) decreased by $1.8 million, or $0.06 per share, during the second quarter of 2010 due primarily to the recording in 2009 of $2.8 million of additional revenues in the Water Conservation Memorandum Accounts for all three regions of GSWC, which was approved by the California Public Utilities Commission (“CPUC”). This was partially offset by the margin impact of recording during the second quarter of 2010 $1.3 million of additional revenues in the Water Revenue Adjustment Mechanism accounts, net of the Modified Cost Balancing Accounts, implemented in September 2009 in Region I’s rate making areas.
  GSWC’s electric gross margin increased by $1.5 million, or $0.05 per share, during the second quarter of 2010 primarily due to increases in electric rates approved by the CPUC in October 2009.
  A settlement agreement reached with Mirant Trading resulted in the recording of $1.0 million, or $0.03 per share, in proceeds as a reduction to legal costs in the second quarter of 2009. There was no similar reduction in costs in the same period of 2010.
  Operating expenses, other than supply costs, increased at GSWC by $2.5 million, or $0.08 per share, primarily due to: (i) an increase of $341,000 in administrative and general expenses due to higher labor costs and other employee benefits; (ii) an increase of $1.0 million in maintenance expenses; (iii) an increase in property taxes of $656,000 due primarily to a $488,000 property tax refund recorded in 2009, and (iv) an increase of $460,000 in depreciation expense. These increases in operating expenses were incurred with no corresponding rate recovery due to the delay in the CPUC’s decision on GSWC’s Regions II and III and the general office rate case. A final decision for this general rate case is expected in October of 2010. New rates, once approved by the CPUC, are expected to be retroactive to January 1, 2010.
  Pretax operating income through AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), increased by $608,000, or $0.02 per share, during the second quarter of 2010 as compared to the same period of 2009 due primarily to interim increases in management fees for operating and maintaining the water and wastewater systems at Fort Bragg in North Carolina.
  Interest expense, net of interest income, increased by $452,000, or $0.01 per share, due primarily to interest expense recorded in the interest rate balancing account approved by the CPUC in July 2009 in the cost of capital proceeding, and slightly higher interest rates on short term borrowings as compared to the same period of 2009.

  An increase in the effective income tax rate negatively impacted earnings by approximately $0.03 per share during the second quarter of 2010 primarily resulting from changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.
  The issuance of 1.15 million shares of AWR’s Common Stock in a public offering completed in May 2009 diluted 2010 earnings by $0.03 per share.

On June 7, 2010, AWR entered into a stock purchase agreement with EPCOR (USA) Inc. to sell all the common shares of Chaparral City Water Company (“CCWC”), an AWR subsidiary and a regulated utility in Arizona, for a total purchase price of $35 million, including the assumption of approximately $6 million of long-term debt. Approximately $29 million in cash will be paid to AWR at closing. The purchase price is subject to certain adjustments for changes in retained earnings. The consummation of the transaction contemplated by the agreement is subject to customary conditions, including among other things, regulatory approval by the ACC, which is anticipated to be received in 2011. Accordingly, the results of CCWC, including transaction costs for the sale, have been reported in discontinued operations.

Diluted earnings per share from discontinued operations for the three months ended June 30, 2010, were $0.01 per share as compared to $0.00 per share for the second quarter of 2009. The improved performance of CCWC was due to higher water rates implemented in October 2009, partially offset by transaction costs incurred to date for the sale.

Operating revenues from continuing operations increased by $3.8 million to $95.5 million for the second quarter of 2010, compared to $91.7 million recorded in the second quarter of 2009, an increase of 4.1%. The table below sets forth a summary of continuing operating revenues by segment:

(in thousands)	2010	2009	$ Change	% Change
Water	$72,816	$72,295	$521	0.7%
Electric	7,845	5,888	1,957	33.2%
Contracted services	14,815	13,508	1,307	9.7%
Total operating revenues	$95,476	$91,691	$3,785	4.1%

Water revenues for the second quarter of 2010 increased slightly by $521,000 or 0.7%, to $72.8 million as compared to $72.3 million for the same period in 2009. Due to the delay in GSWC’s Regions II and III and the general office rate case, GSWC’s revenues for Regions II and III for the second quarter of 2010 have been recorded using 2009 adopted levels pending resolution of this general rate case, which is expected in October 2010. The slight increase in water revenues was due primarily to the implementation in September 2009 of the Water Revenue Adjustment Mechanism account for Region I at GSWC, which resulted in the recording of $1.7 million additional revenues to adjust to consumption levels approved by the CPUC, partially offset by an 11.7% reduction in actual consumption compared to 2009. There was also an increase in water revenues of $1.6 million due to surcharges approved by the CPUC in effect to recover under-collections in supply costs. These increases in water revenues were partially offset by the recording of $2.8 million during the three months ended June 30, 2009 included in the water conservation memorandum accounts at each of GSWC’s water regions to track the extraordinary expenses and revenue shortfall associated with conservation measures in conjunction with the declared drought in California.

Electric revenues increased by 33.2% to $7.8 million compared to $5.9 million for the second quarter of 2009 due primarily to: (i) increases in electric rates approved by the CPUC effective in November 2009 and January 2010, which added approximately $1.0 million to electric revenues; (ii) the recording of $359,000 to the Base Revenue Requirement Adjustment Mechanism account implemented in November 2009 to adjust 2010 second quarter electric revenues to the usage levels approved by the CPUC, and (iii) an increase of 2.6% in customer usage.

Contracted services revenues are composed of construction revenues and management fees for operating and maintaining the water and/or wastewater systems at certain military bases. Such revenues increased by $1.3 million, or 9.7%, during the second quarter of 2010 primarily due to higher construction revenues and interim increases in management fees at Fort Bragg in North Carolina.

Total operating expenses from continuing operations for the second quarter of 2010 increased by $6.9 million to $74.3 million as compared to the same period in 2009 without the receipt of rate increases due to the delay in the CPUC’s decision on GSWC’s Regions II and III and the general office rate case. The operating expense increases were related to: (i) an increase in supply costs of $2.8 million; (ii) an increase in other operation expenses of $319,000; (iii) an increase in administrative and general expenses of $1.3 million, primarily due to the recording of $1.0 million in settlement proceeds with Mirant Trading as a reduction to legal costs in 2009; (iv) an increase in maintenance costs of $592,000; (v) a depreciation and amortization expense increase of $487,000, primarily reflecting the effects of closing $82.8 million of additions to utility plant during 2009; (vi) an increase in property and other taxes of $638,000 primarily due to a $488,000 property tax refund recorded in 2009 and, (vii) an $804,000 increase in construction expenses at ASUS.

The table below sets forth pretax operating income from continuing operations by segment for the second quarter:

(in thousands)	2010	2009	$ Change	% Change
Water	$18,853	$23,190	$(4,337)
Electric	693	72	621
Contracted services	1,623	1,015	608
AWR parent	(19)	(11)	(8)
Total pretax operating income	$21,150	$24,266	$(3,116)	-12.8%

Interest expense increased by $312,000 due primarily to interest expense recorded to the interest rate balancing account and a slight increase in interest rates on short term borrowings. A decision issued in July 2009 in the GSWC cost of capital proceeding authorized an interest rate balancing account to track interest costs of new debt. This balancing account tracks any difference between the actual cost of debt for any long-term debt issued by GSWC and the incremental cost of debt included in the cost of capital decision from the effective date of the final decision. The average interest rate on short-term borrowings for the second quarter of 2010 was 1.5% as compared to an average of 1.2% during the same period of 2009. Average bank loan balances outstanding under the AWR credit facility for the second quarter of 2010 and 2009 were approximately $30 million.

Interest income decreased by $140,000 due primarily to the recording of $126,000 in interest income during the second quarter of 2009 in connection with a property tax refund received in 2009.

Other income decreased by $151,000 due primarily to a lower return from an equity interest in an investment and a loss on investments held in a trust for the supplemental executive retirement plan.

Income tax expense for the second quarter of 2010 was $6.5 million as compared to $7.7 million for the same period in 2009 primarily due to a decrease in pretax income, partially offset by an increase in the effective income tax rate (“ETR”). The ETR for continuing operations during the second quarter of 2010 was 42.3% compared to 40.2% in the same period of 2009. The increase in the ETR was primarily due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements, principally plant- and rate-case- related items.

Year-to Date 2010 Results

Diluted earnings per share from continuing operations for the first six months of 2010 were $0.91 compared to $0.92 for the same period in 2009. Contributing to the decrease are the following significant items: (i) the delay in the CPUC’s decision on GSWC’s Regions II and III and the general office rate case, as previously discussed; (ii) a decrease in the water margin of $1.1 million, or $0.04 per share, primarily due to revenues recorded in 2009 related to the water conservation memorandum accounts; (iii) the recording in 2009 of $1.0 million in proceeds, or $0.03 per share, resulting from a settlement agreement reached with Mirant Trading as discussed in the quarterly results; (iv) an increase in other operating expenses (excluding the effects of the settlement proceeds discussed above) of $4.6 million, or $0.15 per share, at GSWC due to higher labor and related benefits and higher outside service costs; (v) an increase in interest expense, net of interest income, of $462,000, or $0.01 per share; (vi) an increase in income tax expense due primarily to a tax benefit of $918,000 or $0.05 per share recorded during the first quarter of 2009 and an increase in the effective income tax rate (excluding the effects of the tax benefit discussed previously), which negatively impacted earnings by approximately $0.05 per share during the first six months of 2010 primarily due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements and, (vii) a decrease of $0.04 per share due to an increase in the weighted average number of common shares outstanding resulting from the issuance of 1.15 million shares of AWR’s Common Shares in a public offering completed in May 2009.

The decreases to diluted earnings per share discussed above were partially offset by: (i) an increase in the electric margin of $4.0 million, or $0.13 per share, primarily due to CPUC approved rate increases, the CPUC approval in March 2010 for recovery of $958,000 in a general office cost allocation memorandum account, and the recording of $680,000 to the Base Revenue Requirement Adjustment Mechanism and, (ii) the improved financial performance of contracted services at military bases resulting in an increase in ASUS’ pretax operating income of $7.4 million, or $0.23 per share, $5.6 million of which was due to the approvals of two requests for equitable adjustment.

For the first six months of 2010, income from discontinued operations increased $317,000, or $0.02 per share, representing the operations of CCWC. Income from discontinued operations includes $395,000, net of tax, in direct legal and consulting costs related to the stock purchase agreement entered into with EPCOR. The improved performance of CCWC was due primarily to rate increases approved by the Arizona Corporation Commission in October 2009 and a decrease in operating expenses as compared to the first six months of 2009.

Regulatory Matters

GSWC filed its general rate case for Regions II and III plus the general office on July 1, 2008 for rates effective for years 2010, 2011 and 2012. In November 2009, the CPUC issued a proposed decision (“PD”) for this general rate case. Due to the complexity of the issues addressed in the proposed decision, the CPUC subsequently withdrew the PD. On January 29, 2010, the CPUC issued a ruling revising the scoping memo and reopening the general rate case proceeding to receive supplemental information and testimony on a number of issues. GSWC has provided additional information and submitted testimony on these issues to the CPUC. A final decision is expected in October 2010. At this time, management cannot predict the outcome of the final decision; however, the new rates, once approved by the CPUC are expected to be retroactive to January 1, 2010.

Non-GAAP Financial Measures

This press release includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules. The non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. Registrant uses water and electric gross margins and related percentages as important measures in evaluating its operating results. Registrant believes these measures are useful internal benchmarks in evaluating the utility business performance within its water and electric segments. Registrant reviews these measurements regularly and compares them to historical periods and to our operating budget as approved.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended June 30, 2010 to be filed with the Securities and Exchange Commission.

Second Quarter 2010 Earnings Release Conference Call - The Company will host a conference call today, August 5, 2010 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be recorded and replayed beginning Thursday, August 5, 2010 at 2:00 p.m. PT and will run through Thursday, August 12, 2010. The dial-in number for the audio replay is (888) 203-1112, Pass Code ID# 7545421.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the Town of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1953.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	June 30	December 31
(in thousands)	2010	2009
	(Unaudited)
Assets
Utility Plant-Net	$846,208	$822,027
Goodwill	1,116	1,116
Other Property and Investments	10,545	10,989
Current Assets	122,552	94,723
Assets of Discontinued Operations	49,499	50,177
Regulatory and Other Assets	129,710	134,261
	$1,159,630	$1,113,293
Capitalization and Liabilities
Capitalization	$669,469	$659,651
Current Liabilities	127,591	98,921
Liabilities of Discontinued Operations	27,217	27,006
Other Credits	335,353	327,715
	$1,159,630	$1,113,293

Condensed Statements of Income	Three months ended		Six months ended
(in thousands, except per share amounts)	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Operating Revenues	$95,476	$91,691	$183,942	$169,684

Operating Expenses:
Supply costs	$25,836	$23,081	$45,501	$42,643
Other operation expenses	7,262	6,943	13,946	13,924
Administrative and general expenses	16,569	15,268	35,196	31,719
Maintenance	4,375	3,783	8,568	7,679
Depreciation and amortization	8,365	7,878	16,724	15,753
Property and other taxes	3,281	2,643	6,903	5,973
ASUS construction expenses	8,633	7,829	16,801	16,274
Net (gain) loss on sale of property	5	-	2	(15)
Total operating expenses	$74,326	$67,425	$143,641	$133,950

Operating income	$21,150	$24,266	$40,301	$35,734

Interest expense	(5,870)	(5,558)	(11,528)	(10,749)
Interest income	158	298	819	502
Other	(69)	82	(5)	52

Income From Continuing Operations Before Income Tax Expense	$15,369	$19,088	$29,587	$25,539
Income tax expense	6,499	7,673	12,427	9,096
Income From Continuing Operations	8,870	11,415	17,160	16,443

Income (loss) from discontinued operations, net of taxes	105	84	305	(12)
Net Income	$8,975	$11,499	$17,465	$16,431

Basic Earnings Per Share
Income from continuing operations	$0.47	$0.64	$0.92	$0.93
Income from discontinued operations, net of tax	0.01	-	0.02	-
Net Income	$0.48	$0.64	$0.94	$0.93

Fully Diluted Earnings Per Share
Income from continuing operations	$0.47	$0.64	$0.91	$0.92
Income from discontinued operations, net of tax	0.01	-	0.02	-
Net Income	$0.48	$0.64	$0.93	$0.92

Weighted Average Shares Outstanding	18,576	17,861	18,561	17,588
Weighted Average Diluted Shares	18,720	17,987	18,695	17,718

Dividends Declared Per Common Share	$0.26	$0.25	$0.52	$0.50

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707